EXHIBIT 99

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS

     The disclosure and analysis set forth in this report contains certain forward-looking statements, particularly statements relating to future actions, future performance or results of current and anticipated products, sales efforts, expenditures, and financial results. From time to time, the Company also provides forward-looking statements in other publicly-released materials, both written and oral. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as "expects," "plans," "anticipates," "will" and other words and phrases of similar meaning.

     Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     The Company undertakes no obligation to update any forward-looking statements. Investors should refer to the Company's subsequent filings under the Securities Exchange Act of 1934 for further disclosures.

     As permitted by the Private Securities Litigation Reform Act of 1995, the Company is providing the following cautionary statements which identify factors that could cause the Company's actual results to differ materially from historical and expected results. It is not possible to foresee or identify all such factors. Investors should not consider this list an exhaustive statement of all risks, uncertainties and potentially inaccurate assumptions.

  Historical Growth Rate

Continuance of the historical growth rate of the Company depends upon a number of uncertain events, including the outcome of the Company's strategies of increasing its penetration into geographic markets such as Asia and Europe; increasing its penetration into product markets such as the market for paper coating pigments and the market for groundwood paper pigments; increasing sales to existing PCC customers by increasing the amount of PCC used per ton of paper produced; and developing, introducing and selling new products. Difficulties, delays or failures of any of these strategies could cause the future growth rate of the Company to differ materially from its historical growth rate.

  Contract Renewals

The Company's sales of PCC are predominantly pursuant to long-term agreements, generally ten years in length, with paper mills at which the Company operates satellite PCC plants. The terms of many of these agreements have been extended, often in connection with an expansion of the satellite plant. Failure of a number of the Company's customers to renew existing agreements on terms as favorable to the Company as those currently in effect could cause the future growth rate of the Company to differ materially from its historical growth rate, could have a substantial adverse effect on the Company's results of operations, and could also result in impairment of the assets associated with the PCC plant.

The Company's largest customer, International Paper Company, has informed the Company that it intends to begin negotiations with alternative suppliers at one satellite location at which the contract has expired, and that while it will honor all existing satellite contracts, it expects to negotiate with other suppliers at other satellite locations as the contracts for those locations expire over the next several years, with the last contract expiring in 2010. That decision by IP increases the risk that some or all of these contracts will not be renewed. The loss of a substantial amount of the Company's sales to IP would have a material effect on the Company's results of operations and projected growth rate; however, because these contracts have various remaining terms, the full impact would not be felt for several years.

  Consolidation in Paper Industry

Several consolidations in the paper industry have taken place in recent years. These consolidations could result in partial or total closure of some paper mills at which MTI operates PCC satellites. Such closures would reduce MTI's sales of PCC, except to the extent that they resulted in shifting paper production and associated purchases of PCC to another location served by MTI. There can be no assurance, however, that this will occur. In addition, such consolidations concentrate purchasing power in the hands of a smaller number of papermakers, enabling them to increase pressure on suppliers, such as MTI. This increased pressure could have an adverse effect on MTI's results of operations in the future.

  Litigation; Environmental Exposures

The Company's operations are subject to international, federal, state and local governmental, tax and other laws and regulations, and potentially to claims for various legal, environmental and tax matters. The Company is currently a party to various litigation matters. While the Company carries liability insurance which it believes to be appropriate to its businesses, and has provided reserves for such matters which it believes to be adequate, an unanticipated liability arising out of such a litigation matter or a tax or environmental proceeding could have a material adverse effect on the Company's financial condition or results of operations.

  New Products

The Company is engaged in a continuous effort to develop new products and processes in all of its product lines. Difficulties, delays or failures in the development, testing, production, marketing or sale of such new products could cause actual results of operations to differ materially from expected results.

  Competition; Protection of Intellectual Property

Particularly in its PCC and Refractory product lines, the Company's ability to compete is based in part upon proprietary knowledge, both patented and unpatented. The Company's ability to achieve anticipated results depends in part on its ability to defend its intellectual property against inappropriate disclosure as well as against infringement. In addition, development by the Company's competitors of new products or technologies that are more effective or less expensive than those the Company offers could have a material adverse effect on the Company's financial condition or results of operations.

  Risks of Doing Business Abroad

As the Company expands its operations overseas, it faces the increased risks of doing business abroad, including inflation, fluctuation in interest rates and currency exchange rates, changes in applicable laws and regulatory requirements, export and import restrictions, tariffs, nationalization, expropriation, limits on repatriation of funds, civil unrest, terrorism, unstable governments and legal systems, and other factors. Adverse developments in any of these areas could cause actual results to differ materially from historical and expected results.

  Availability of Raw Materials

The Company's ability to achieve anticipated results depends in part on having an adequate supply of raw materials for its manufacturing operations, particularly lime and carbon dioxide for the PCC product line, magnesia for Refractory operations and talc ore for the Processed Minerals product line, and on having adequate access to the ore reserves at its mining operations. Unanticipated changes in the costs or availability of such raw materials, or in the Company's ability to have access to its ore reserves, could adversely affect the Company's results of operations.

  Cyclical Nature of Customers' Businesses

The bulk of the Company's sales are to customers in two industries, paper manufacturing and steel manufacturing, which have historically been cyclical. The Company's exposure to variations in its customers' businesses has been reduced in recent years by the growth in the number of plants its operates; by the diversification of its portfolio of products and services; and by its geographic expansion. Also, the Company has structured some of its long-term satellite PCC contracts to provide a degree of protection against declines in the quantity of product purchased, since the price per ton of PCC generally rises as the number of tons purchased declines. In addition, many of the Company's product lines lower its customers' costs of production or increase their productivity, which should encourage them to use its products. However, a sustained economic downturn in one or more of the industries or geographic regions that the Company serves, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results.